Assignment Agreement

THIS ASSIGNMENT Agreement (this “Assignment Agreement”) is made and entered into as of March 15, 2013 (the “Effective Date”), by PETER M. HELLWIG, an individual (the “Assignor”), in favor of Joseph c. canouse, an individual (the “Assignee”) and agreed and acknowledged by STAKOOL, INC., a Nevada corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Assignor, prior to the date hereof, has served as the President, Chief Executive Officer and a Director of the Company and the Assignor is resigning from all officer and director positions with the Company effective as of the date hereof;

WHEREAS, the Assignee has been appointed as the President, Chief Executive Officer and a Director of the Company, effective as of the date hereof,

WHEREAS, in connection with the Assignor’s relinquishing his officer and director positions with the Company and the Assignee’s taking over such positions, (i) the Assignor desires to assign, and the Assignee desires to accept, one billion one hundred million (1,100,000,000) shares of common stock of the Company and one (1) share of Series B Preferred Stock of the Company (collectively, the “Assigned Stock”); and (ii) the Assignee and the Company agree that the Assignee shall (a) for and on behalf of the Company, release the Assignor from any claims arising out of his performance of duties for and on behalf of the Company as an officer and/or director; and (b) for and on behalf of the Company, enter into a consulting agreement with Assignor, having a term of six months (the “Consulting Agreement”), substantially in the form attached hereto as Exhibit A.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Recitals. The foregoing recitations are true and correct and incorporated herein by this reference.

2. Assignment. Assignor hereby irrevocably and unconditionally assigns, transfers, bargains, sells and conveys to Assignee, all of Assignor’s right and title to the Assigned Stock.

3. Consulting Agreement. The Assignee, for and on behalf of the Company, in exchange for good and valuable consideration the receipt of which is acknowledged therein, and the Assignor hereby agree to enter into the Consulting Agreement.

4. Release. The Company, on behalf of itself and its predecessors, successors, subsidiaries, agents, affiliates, subrogees, insurers, representatives, personal representatives, legal representatives, transferees, assigns and successors in interest of assigns, and any firm, trust, partnership, corporation, investment vehicle, fund or other entity managed or controlled by the Company or in which the Company has or had a controlling interest (collectively, the “Company Releasors”), in consideration of the releases, agreements and covenants contained in this Agreement, hereby remises, releases, acquits and forever discharges the Assignor and any and all of his respective affiliates, agents, employees, legal counsel, officers, directors, managers, shareholders, stockholders, stakeholders, owners, predecessors, successors, assigns, subrogees, insurers, trustees, trusts, administrators, fiduciaries and representatives, if any (collectively, the “Assignor Releasees”), of and from any and all federal, state, local, foreign and any other jurisdiction’s statutory or common law claims (including claims for contribution and indemnification), causes of action, complaints, actions, suits, defenses, debts, sums of money, accounts, covenants, controversies, agreements, promises, losses, damages, orders, judgments and demands of any nature whatsoever, in law or equity, known or unknown, of any kind, arising out of the Assignor’s performance of any services or duties for and on behalf of the Company as an officer and/or director, or arising out of any other conduct, act, omission or failure to act by the Assignor prior to or on the Effective Date, whether negligent, intentional, with or without malice, that the Company Releasors ever had, now have, may have, may claim to have, or may hereafter have or claim to have, against the Assignor Releasees, from the beginning of time until the end of time (the “Released Company Claims”). Nothing in the foregoing release shall release any claim to enforce this Agreement.

5. Representations. Assignor hereby represents and warrants to Assignee that: (i) Assignor is the valid owner and holder of Assigned Stock, free and clear of all liens, claims and encumbrances of any nature whatsoever; and (ii) Assignor has the full and valid right to assign the Assigned Stock as hereby contemplated without any consent from any other parties.

6. Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and other obligations contemplated by this Assignment Agreement, including, without limitation, Assignor’s complying with reasonable requests for documents and/or information in connection with Section 4 hereof.

7. Counterparts. This Assignment Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Assignment Agreement as of the date first above written.

ASSIGNOR	ASSIGNEE

/s/ Peter M. Hellwig	/s/ Joseph C. Canouse
PETER M. HELLWIG	JOSEPH C. CANOUSE

Agreed and Acknowledged:

STAKOOL, INC.

By:	/s/ Joseph C. Canouse
Name:	Joseph C. Canouse
Title:	Chief Executive Officer

Exhibit A

(Consulting Agreement)